Exhibit 99.1
For Financial Inquiries, Contact:
Charlie Chen
Sybase Investor Relations
charlie@sybase.com
(925) 236-6015
Sybase Prices $350 Million Private Placement of
3.50% Convertible Senior Notes
Dublin, California, July 29, 2009 — Sybase, Inc. (NYSE: SY) announced today the pricing of its private placement of $350 million aggregate principal amount of convertible senior notes due 2029 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The notes will be unsecured, unsubordinated obligations of Sybase and will bear interest at a rate of 3.50% per year. The sale of the notes to the initial purchasers is expected to settle on August 4, 2009, subject to customary closing conditions.
In certain circumstances, the notes will be convertible into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value, at Sybase’s option, in the form of cash, shares of common stock or a combination of cash and common stock. The initial conversion rate is 20.8836 shares of common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $47.88 per share) subject to adjustment upon the occurrence of certain events. This represents a conversion premium of approximately 35% based on the last reported sale price of the company’s common stock on July 29, 2009. The notes mature on August 15, 2029, unless earlier repurchased, redeemed or converted. Sybase may redeem some or all of the notes on or after August 20, 2014 at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the redemption date. Sybase may be required to purchase some or all of the notes by the holders thereof on August 15, 2014, August 15, 2019 or August 15, 2024 or in the event of certain fundamental changes at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the purchase date.
The company has also granted the initial purchasers a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes solely to cover over-allotments.
Sybase intends to use the net proceeds from the private placement to repurchase $70 million of its common stock and up to $50 million of its existing 1.75% Convertible Subordinated Notes due 2025 simultaneously with the private placement. Sybase intends to use the balance of the net proceeds to refinance its existing notes in March 2010 when they become redeemable at Sybase’s option or earlier if any holders convert or elect to have their notes repurchased by Sybase. Pending the refinancing of the existing notes, Sybase expects to invest the balance of the net proceeds in interest-bearing, investment-grade securities.
This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.